UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


            DANIEL GREEN COMPANY (to be PHOENIX FOOTWEAR GROUP, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Massachusetts (Delaware)                    15-0327010
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

450 North Main Street, Old Town, Maine 04468
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(Address of principal executive offices)                  (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act


     Title of each class                         Name of each exchange on which
     to be so registered                         each class is to be registered

Common Stock, $2.50 par value                    American Stock Exchange

(Common Stock, $.01 par value)



If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities Act registration statement file number to which this form relates:N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act

                                      None
                                ----------------
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

     Daniel Green Company has applied to the American Stock Exchange to list its Common Stock, par value $2.50 per share, effective May 10, 2002 when it is expected that its stockholders will approve a proposal to merge Daniel Green Company into its wholly owned Delaware subsidiary, Phoenix Footwear Group, Inc. which will be the surviving corporation. At that time the Daniel Green Common Stock will automatically become Phoenix Footwear Group, Inc. Common Stock, par value $.01 per share, in accordance with the Merger Agreement.

     The following description of Registrant's Common Stock relates solely to the Common Stock, $.01 par value, of Phoenix Footwear Group, Inc., a Delaware corporation:

     Each issued and outstanding share is entitled to receive such dividends as may be declared by the Board of Directors, from time to time, in accordance with Sections 170 and 173 of the Delaware General Corporation Law, out of surplus or, if no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     Each share is entitled to one vote on all matters which under the Delaware General Corporation Law require the vote of stockholders.

     No share has any preemptive right to acquire any security of the Registrant.

     If the stockholders fail to approve the merger, the Daniel Green Company Common Stock will be listed. A description thereof is as follows:

     Each issued and outstanding share is entitled to receive such dividends as may be declared by the Board of Directors, from time to time.

     Each issued and outstanding share is entitled to one vote on all matters which under the Massachusetts Business Corporation Law require the vote of stockholders.

     No share has any preemptive right to acquire any security of the Registrant.

Item 2.  Exhibits.

     List below all exhibits filed as a part of the registration statement.

     1. Certificate of Incorporation of Phoenix Footwear Group, Inc., incorporated by reference to Schedule 14A of Daniel Green Company filed March 29, 2002 with the Securities and Exchange Commission, being Appendix B to the Proxy Statement.

     2, Agreement and Plan of Merger, incorporated by reference to Schedule 14A of Daniel Green Company filed March 29, 2002 with the Securities and Exchange Commission, being Appendix A to the Proxy Statement.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) DANIEL GREEN COMPANY (to be PHOENIX FOOTWEAR GROUP, INC.)

Date April 30, 2002

By /s/ James R. Riedman
   ------------------------------------------
       James R. Riedman, Chairman & CEO